October 7, 2024

Cosmin Pitigoi
Chief Financial Officer
Flywire Corp
141 Tremont St #10
Boston, MA 02111

        Re: Flywire Corp
            Form 10-K for Fiscal Year Ended December 31, 2023
            File No. 001-40430
Dear Cosmin Pitigoi:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services